SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 CHRONIMED INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                              13911 RIDGEDALE DRIVE
                           MINNETONKA, MINNESOTA 55305

                              --------------------


To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Chronimed Inc., which will be held at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota on Wednesday, December 3, 1997 at 3:30 p.m. Central Standard Time.

At the Annual Meeting, in addition to the election of six directors and the appointment of independent auditors, shareholders will be asked to consider and vote upon proposed amendments to the Company's Articles of Incorporation and Bylaws. The proposals are fully described in the attached proxy statement which I urge you to review.

The Board of Directors has determined that the proposals are in the best interests of Chronimed and its shareholders. Accordingly, the Board of Directors recommends that shareholders vote in favor of the proposals.

It is important that your shares are represented at the meeting. Whether or not you plan to attend, please sign, date the enclosed proxy and return it promptly in the enclosed, postage-paid envelope.

Chronimed has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist with the solicitation of proxies in connection with the Annual Meeting. If you require assistance with voting or have any questions regarding the Annual
Meeting, please call D.F. King toll free at (800)     -      .
                                                 ------------

Thank you for your continued interest and support.


                                      Sincerely yours,

                                      Maurice R. Taylor, II

                                      CHAIRMAN OF THE BOARD OF DIRECTORS
                                      AND CHIEF EXECUTIVE OFFICER

October 17, 1997

                                 CHRONIMED INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 3, 1997

TO THE SHAREHOLDERS OF CHRONIMED INC.:

         Notice is hereby given to the holders of common shares of Chronimed Inc. that the Annual Meeting of Shareholders of the Company will be held at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, on Wednesday, December 3, 1997, at 3:30 p.m. Central Standard Time, or at any adjournments thereof, to consider and act upon the following matters:

         1. To approve an amendment to the Company's Articles of Incorporation to increase the authorized shares of capital stock of the Company from 25 million to 45 million shares.

         2. To approve amendments to the Company's Articles of Incorporation and Bylaws to classify the Board of Directors of the Company and modify the removal requirements for directors.

         3. To elect six directors to serve for terms of one to three years.

         4. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 6, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE, AND RETURN THE PROXY AT ONCE IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Norman A. Cocke
                                        SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                        OFFICER AND SECRETARY

October 17, 1997

                                                                PRELIMINARY COPY


                                 CHRONIMED INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 3, 1997

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------


                                     GENERAL

         The Annual Meeting of Shareholders of Chronimed Inc. ("Company") will be held on Wednesday, December 3, 1997, at 3:30 p.m., Central Standard Time, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement, accompanying form of proxy, and Chronimed annual report are first being mailed to shareholders on or about October 17, 1997.

         The only matters the Board of Directors knows will be presented are those stated in Items 1, 2, 3 and 4 of the notice. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ITEMS 1, 2, 3 AND 4. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting. Such solicitation is being made by mail and may also be made by directors, officers, and regular employees of the Company personally or by telephone. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting thereof by so notifying the Company in writing or by appearing in person at the meeting. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted (i) FOR an amendment of the Articles of Incorporation to increase in the number of authorized shares of capital stock from 25 million shares to 45 million shares, (ii) FOR amendments of the Articles of Incorporation and Bylaws to classify the Board of Directors of the Company and modify the removal requirements for directors,
(iii) FOR the election of the Board of Directors' nominees named in this Proxy Statement, for the respective terms described in this Proxy Statement, and (iv) FOR ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting.

         Each shareholder will be entitled to cast one vote in person or by proxy for each share of Common Stock held by the shareholder. Only shareholders of record at the close of business on October 6, 1997, will be entitled to vote at the meeting. Common Stock, $.01 par value per share, of which there were XXX shares outstanding on the record date, constitutes the only class of outstanding voting securities issued by the Company. Each share is entitled to cast one vote on each proposal before the meeting.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any particular matter submitted to the shareholders for a vote. If a broker indicates on the form of proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered as present and entitled to vote with respect to that particular matter.

         All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock. The Company has retained the services of D. F. King & Co., Inc. to assist with the solicitation of proxies at an anticipated cost of approximately $7,500 plus reimbursement of expenses.


       PROPOSAL 1: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE
                      NUMBER OF AUTHORIZED SHARES OF STOCK

         Under the Company's current Articles of Incorporation, the Company has authority to issue 20,000,000 shares of Common Stock, par value $.01 per share, of which XXX shares were issued and outstanding as of October 6, 1997, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 0 shares were issued and outstanding as of October 6, 1997. Proposal 1 recommends to the shareholders an amendment to the Company's Articles of Incorporation that would increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares and thereby increase the number of authorized shares of capital stock of the Company from 25,000,000 shares to 45,000,000 shares. The Board of Directors has unanimously approved the amendment contained in Proposal 1.

         The Board of Directors considers Proposal 1 to be in the best interests of the Company and its shareholders. Although the Company currently has no specific plans to use the additional authorized shares of Common Stock, the proposed increase will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes. The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special shareholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

         The additional Common Stock to be authorized by the adoption of Proposal 1 would have rights identical to the currently outstanding Common Stock of the Company. The adoption of Proposal 1 and the issuance of Common Stock authorized thereby would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of outstanding shares of the Company's Common Stock. Any future issuance of Common Stock will be subject to the rights of holders of any outstanding shares of any Preferred Stock which the Company may issue in the future.

         The securities laws require that proxy materials pertaining to an increase in the number of authorized shares of stock contain a brief description of provisions in the Articles of Incorporation or Bylaws that would have the effect of delaying, deferring or preventing a change in control of the Company. A description of those provisions is included under "Corporate Action Regarding Takeover Attempts" on page __ of this Proxy Statement.

RESOLUTION AND VOTE REQUIRED FOR PROPOSAL 1

         The following resolution will be submitted for approval at the meeting:

                  "RESOLVED, That ARTICLE III of the Articles of Incorporation of Chronimed Inc., as heretofore amended, be further amended by deleting the first sentence thereof in its entirety and substituting therefore the language set forth on Appendix A attached hereto."

         The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock, present or represented at the meeting and entitled to vote on Proposal 1, is required to approve Proposal 1.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1 TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF STOCK.


        PROPOSAL 2: AMENDMENTS OF ARTICLES OF INCORPORATION AND BYLAWS TO
                 CLASSIFY THE BOARD OF DIRECTORS AND MODIFY THE
                       REMOVAL REQUIREMENTS FOR DIRECTORS

         The Company's current Articles of Incorporation do not contain provisions relating to the election, term or removal of directors. Proposal 2 recommends to the shareholders an amendment to the Company's Articles of Incorporation and Bylaws that would divide the Board of Directors into classes to allow for staggered terms of office, with one class of directors elected each year and each director so elected serving for a term of three years. In addition, Proposal 2 recommends to the shareholders amendments to the Company's Articles of Incorporation (as described in Appendix A) and Bylaws (as described in Appendix B) that would: (i) authorize the Board of Directors to increase or decrease (to no fewer than four) the size of the Board of Directors (ii) authorize the Board of Directors to fill vacancies on the Board created by increases in the number of directors or by death, resignation, retirement, disqualification, or removal of a director (whether such removal is by the shareholders or by the Board of Directors), (iii) authorize the Board of Directors to remove a director for cause, (iv) authorize the Board of Directors to remove a director, with or without cause, to the extent permitted by the Minnesota Business Corporation Act, (v) require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote to (1) remove a director, with or without cause or (2) amend, modify or repeal the above-described provisions of the Articles of Incorporation and Bylaws pertaining to the classification or removal of directors, and (vi) make non-substantive changes to the Articles of Incorporation and Bylaws to conform the number, ordering and content of the sections of the Articles of Incorporation and Bylaws to the changes described above. The Board of Directors has unanimously approved the amendments contained in Proposal 2. The summary of Proposal 2 contained in this Proxy Statement is qualified by the description of the proposed amendment to the Articles of Incorporation in Appendix A and the Bylaws in Appendix B.

         The Board of Directors believes that Proposal 2 will provide the Board of Directors a greater opportunity to protect shareholder interests and to assure continuity in the affairs and business strategies of the Company. Proposal 2 may have an impact upon the rights of shareholders and may be characterized as an anti-takeover measure which, if adopted, may tend to insulate management and make the accomplishment of certain transactions involving a potential change of control of the Company more difficult. The Board of Directors believes that Proposal 2 will supplement and strengthen the Company's existing anti-takeover measures, including the Company's previously adopted Rights Plan and the "business combination" and "control share acquisition" provisions of the Minnesota Business Corporation Act, which are described under "Corporate Action Regarding Takeover Attempts" on page __ of this Proxy Statement. The Board of Directors believes that, in certain situations, a third party could acquire a block of the Company's stock and try to gain control of the Company or attempt to realize a return on its investment without purchasing the remainder of the Company's stock through a tender offer or other means of acquisition. Such a purchaser might attempt to force the Company to accept a merger or restructuring or accept another proposal by launching a proxy contest to unseat the Company's Board of Directors. Following a substantial accumulation of stock of the Company, a hostile purchaser could seek representation on the Company's Board of Directors to increase the likelihood that its proposal would be implemented by the Company. The Board of Directors believes that the threat of removal from the Board in such a situation could curtail the Board's ability to negotiate effectively with a potential purchaser and its efforts to have the time and information necessary to evaluate the merits of such proposal and attempt to maximize the price obtained in any transaction based on such proposal. The Board of Directors believes that, if the amendments contained in Proposal 2 are adopted by the shareholders, a potential hostile purchaser will be forced to negotiate directly with the Board of Directors, and that the Board of Directors will be in a better position to negotiate effectively on behalf of all shareholders in order to realize fair and equitable shareholder value. Proposal 2, if adopted by the shareholders, will apply to every election of directors and not only an election of directors occurring after a change in control of the Company.

         The amendments contained in Proposal 2 are not being recommended in response to any specific effort to which the Company is aware to accumulate the Company's stock or to obtain control of the Company or its Board of Directors by means of a solicitation in opposition to management. The Board of Directors has considered the potential adverse effects of the proposed amendments and has concluded that such adverse effects are outweighed by the benefits Proposal 2 would afford the Company and its shareholders.

DESCRIPTION AND INTENDED EFFECT OF PROPOSAL 2

         CLASSIFICATION OF BOARD OF DIRECTORS. The Minnesota Business Corporation Act provides that the Articles of Incorporation and/or Bylaws of a corporation may permit the directors to be divided into classes. Neither the Company's current Articles of Incorporation nor its current Bylaws contain any provisions relating to the classification of directors. The amendment contained in Proposal 2 relating to the classification of directors provides for the creation of three classes of directors with such classes to be as nearly equal in number as reasonably possible. Upon their initial election, the Class I directors will hold office for a term expiring at the 1998 Annual Meeting of shareholders, the Class II directors will hold office for a term expiring at the 1999 Annual Meeting of shareholders, and the Class III directors will hold office for term expiring at the 2000 Annual Meeting of shareholders. Commencing with the 1998 Annual Meeting of shareholders, the shareholders will elect only one class of directors each year, with each director so elected to hold office for a term expiring at the third annual meeting of shareholders following their election. The same procedure would be repeated each year, with the result that only approximately one-third of the whole Board of Directors would be elected each year.

         The purpose of this amendment is to encourage potential acquirers of the Company to deal directly with the Board of Directors by making it difficult to replace the entire Board of Directors at any one annual meeting. By staggering the terms of directors, this amendment prevents any outside group or individual from gaining control of the Board of Directors at any one election of directors unless such group or individual obtains the approval of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote on a change in the composition of the Board of Directors through an amendment to the Articles of Incorporation and Bylaws. If such vote is not obtained, it would take such group or individual at least two elections of directors to gain control of the Board of Directors. The effect of this two year period is to discourage any outside group or individual from attempting to gain control of the Board of Directors and thereby undermining the ability of the Board to negotiate effectively with such a group or individual.

         INCREASE OR DECREASE IN THE NUMBER OF DIRECTORS. The Minnesota Business Corporation Act provides that the number of directors of a corporation shall be fixed by or in the manner provided in the corporation's articles of incorporation or bylaws. The Company's current Articles of Incorporation provide that the number of directors of the Company shall be four persons or shall be fixed in the manner provided in the Bylaws of the Company. The Company's current Bylaws provide that the number of directors shall be fixed from time to time by resolution of the shareholders, subject to increase by the Board of Directors. In the event that the shareholders fail to fix a minimum number of directors, the number of directors shall be the number provided in the Company's Articles of Incorporation, subject to increase by the Board of Directors.

The Company's current Articles of Incorporation and Bylaws do not authorize the directors to decrease the size of the Board of Directors.

         The amendment contained in Proposal 2 does not modify the minimum number of four directors or the Board of Director's continued authority to increase the number of directors above that minimum. Under Proposal 2, the shareholders could increase the number of directors only by an amendment to the Articles of Incorporation and Bylaws approved by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote. The amendment would continue to allow the Board of Directors to increase the number of directors, and would expressly authorize the Board of Directors to decrease the number of directors to no fewer than four (but no decrease could result in the removal of a director unless the removal were authorized in the manner described below). The purpose of this amendment is to provide flexibility to the directors in determining the optimal size of the Board of Directors, and to inhibit a third party from increasing the number of directors with a simple majority vote of the shares entitled to vote and filling the newly created vacancies in an attempt to gain control of the Board of Directors.

         REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. The Minnesota Business Corporation Act controls the procedures for the removal of directors and the filling of vacancies on the Board of Directors caused by such removal or by any other reason, unless those procedures are modified by the corporation's articles of incorporation or bylaws. The Company's current Articles of Incorporation do not contain provisions relating to the removal of directors or the filling of vacancies on the Board of Directors. The Company's current Bylaws conform to the procedures established by the Minnesota Business Corporation Act and permit the shareholders to remove a director at any time, with or without cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors. The Bylaws also allow the Board of Directors to remove a director, with or without cause, but only if such director was appointed by the Board of Directors and the shareholders have not elected directors in the time period between the appointment and the removal. Finally, the current Bylaws allow any vacancy occurring on the Board of Directors, whether as a result of death, resignation, removal or any other reason to be filled by the affirmative vote of a majority of directors then remaining in office, even though less than a quorum, or by a resolution of the shareholders. A director so elected to fill a vacancy holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified.

         The amendment contained in Proposal 2 relating to the removal of directors and the filling of vacancies on the Board of Directors modifies the above procedures by allowing the shareholders to remove a director at any time, with or without cause, but only if such removal is approved by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such removal. In addition, the amendment contained in Proposal 2 leaves intact the Board of Director's authority to remove a director appointed by the Board to fill a vacancy, but also grants to the Board of Directors the authority to remove a director elected by the shareholders but only if such removal is for cause and is approved by the affirmative vote of a majority of the directors then holding office. Finally, the amendment contained in Proposal 2 grants to the Board of Directors the authority to fill any vacancies on the Board, including without limitations, vacancies caused by a removal approved by the Board of Directors or shareholders, and designate the class term for which that director would serve. A director appointed by the Board of Directors to fill a vacancy would hold office for a term expiring at the next annual meeting of shareholders at which the term of the class to which such director was appointed would expire (one, two or up to three years after filling the vacancy), or until his or her successor is elected and qualified. The purpose of this amendment is to inhibit a third party from removing incumbent directors with a simple majority vote of the shares entitled to vote and filling the newly created vacancies in an attempt to gain control of the Board of Directors.

         INCREASE IN THE SHAREHOLDER VOTE REQUIRED FOR AN AMENDMENT, MODIFICATION OR REPEAL OF AMENDMENTS CONCERNING THE CLASSIFICATION, TERM OR REMOVAL OF DIRECTORS. The Minnesota Business Corporation Act provides that a corporation's articles of incorporation may be amended, modified, or repealed by the affirmative vote of a majority of shareholders entitled to vote on such amendment, modification or repeal unless the corporation's articles of incorporation require a larger vote. The Company's current Articles of Incorporation do not contain any provisions relating to the amendment, modification, or repeal of the Articles of Incorporation. The amendment contained in Proposal 2 provides that the provisions of the Articles of Incorporation or Bylaws concerning the classification, term or removal of directors cannot be amended, modified, or repealed without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment, modification, or repeal. The purpose of this amendment is to inhibit a third party from eliminating the classified Board or removing incumbent directors with a simple majority vote of the shares entitled to vote and filling the newly created vacancies in an attempt to gain control of the Board of Directors.

RESOLUTIONS AND VOTE REQUIRED FOR PROPOSAL 2

         The following resolutions will be submitted for approval at the meeting:

                  "RESOLVED, That the Articles of Incorporation of Chronimed Inc. be amended to provide for the classification and removal of directors, as set forth on Appendix A attached hereto.

                  RESOLVED, that the Bylaws of Chronimed Inc. be amended to provide for the classification and removal of directors, as set forth on Appendix B attached hereto."

         The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock, present or represented at the meeting and entitled to vote on Proposal 2, is required to approve Proposal 2.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS AND MODIFY THE REMOVAL REQUIREMENTS FOR DIRECTORS.


                  CORPORATE ACTION REGARDING TAKEOVER ATTEMPTS

         As described above, Proposal 2 pertaining to the classification and removal of directors, would, if approved by the shareholders at the Annual Meeting, have the effect of deterring or delaying a change in control of the Company. The following describes the Rights Plan, adopted by the Company in 1996, and the "business combination" and "control share acquisition" provisions of the Minnesota Business Corporation Act, which also would have the effect of delaying, deferring or preventing a change in control of the Company.

RIGHTS PLAN

         The Company has a shareholder rights plan ("Rights Plan") intended to deter coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights Plan provides a strong incentive for anyone interested in acquiring the Company to negotiate directly with the Board of Directors. Under the Rights Plan, adopted in 1996, one right ("Right") has attached to each share of outstanding Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 (the "Preferred Shares"), of the Company at a price of $120 per one thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

         The Rights will separate from the Common Shares, and a Distribution Date (as defined below) for the Rights will occur upon the earlier of: (i) the first date of public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares) (except pursuant to a Permitted Offer, as defined below) and (ii) the 10th day following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person) (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date, new Common Share certificates issued after December 31, 1996 upon transfer or new issuance of the Common Shares will contain a notation incorporating by reference the Rights Plan. The Rights are not exercisable until the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $.01 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $.01 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are subject to adjustment in the event of a stock dividend on the Common Shares or a subdivision, combination or consolidation of the Common Shares.

         In the event that the Company is acquired in certain mergers or other business combination transactions or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold after a person or group becomes an Acquiring Person (except pursuant to a Permitted Offer), holders of the Rights will thereafter have the Right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company (or, in certain cases, one of its Affiliates) having a market value of two times the exercise price of the Right.

         A "Permitted Offer" is a tender offer or an exchange offer for all outstanding Common Shares of the Company at a price and on terms determined by a majority of the Board of Directors of the Company who are not officers of the Company and who are not Acquiring Persons or affiliates or associates of an Acquiring Person and after receiving advice from one or more investment banking firms, to be (a) fair to shareholders (taking into account all factors which the Board of Directors deems relevant) and (b) otherwise in the best interests of the Company and its shareholders, employees, customers, suppliers and creditors and the communities in which the Company does business, and which the Board of Directors determines to recommend to the shareholders of the Company.

         The Rights will expire on December 18, 2006, unless extended or earlier redeemed or exchanged by the Company pursuant to the Rights Plan. At any time before a person has become an Acquiring Person, the Continuing Directors (as defined in the Rights Plan) may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as such Continuing Directors may, in their sole discretion, establish. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS UNDER THE MINNESOTA BUSINESS CORPORATION ACT

         As a public corporation, the Company is also governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporations Act. These anti-takeover provisions may eventually operate to deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.


                        PROPOSAL 3: ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the shareholders, subject to increase by the Board of Directors. Subject to the adoption by the shareholders of the amendments to the Company's Articles of Incorporation and Bylaws contained in Proposal 2, the Board of Directors has nominated six persons for election to the Board with two directors to be Class I directors, two directors to be Class II directors, and two directors to be Class III directors. Each of the nominees is currently a director of the Company whose current term expires at the 1997 Annual Meeting. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

         At the 1997 Annual Meeting and assuming the shareholders approve the amendments contained in Proposal 2, the Class I nominees will be elected to hold office until the 1998 Annual Meeting or until successors are elected and have qualified, the Class II nominees will be elected to hold office until the 1999 Annual Meeting or until successors are elected and have qualified, and the Class III nominees will be elected to hold office until the 2000 Annual Meeting or until successors are elected and have qualified. Beginning with the 1998 Annual Meeting and continuing at each annual meeting thereafter, the directors standing for election in that year shall be elected for three year terms. In the event that amendments contained in Proposal 2 are not adopted by the shareholders, all of the nominees shall each be elected to hold office until the 1998 Annual Meeting or until successors are elected and qualified.

         Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the six nominees named below (to the Class indicated below), unless one or more of such nominees should become unavailable for service by reason of death or other unexpected occurrence, in which event such shares may be voted for the election of such substitute nominee as the Board of Directors may propose. The affirmative vote of the holders of a majority of the shares of Common Stock, present or represented at the meeting and entitled to vote on Proposal 3, is required to approve Proposal 3. For this purpose, a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

                              NOMINEES FOR DIRECTOR

   CLASS I DIRECTORS         CLASS II DIRECTORS           CLASS III DIRECTORS
(ONE YEAR INITIAL TERM)    (TWO YEAR INITIAL TERM)     (THREE YEAR INITIAL TERM)
-----------------------    -----------------------     -------------------------
  Donnell D. Etzwiler       Henry F. Blissenbach          John Howell Bullion
   Lawrence C. Weaver         Charles V. Owens           Maurice R. Taylor, II

         Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date hereof. The following table also sets forth the Common Stock ownership of each of the Company's directors. Unless otherwise indicated, all persons have sole or joint with spouse voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Nominees may be contacted at the headquarters of the Company.

                                                                                          Number of
                                                                                       Shares of Common
                                                                                         Stock Owned
             Name and                                                                 Beneficially as of    Percent
    Positions with the Company    Age              Principal Occupation               August 29, 1997(1)    of Class
    --------------------------    ---              --------------------               ------------------    --------
   Maurice R. Taylor, II          51     Mr. Taylor, a co-founder of the Company,           854,082           6.9%
   CHAIRMAN OF THE BOARD                 has served since 1985 as Chief Executive
   OF DIRECTORS AND CHIEF                Officer and a director of the Company
   EXECUTIVE OFFICER                     and since June 1994 as Chairman. He
                                         served as President from 1985 through
                                         April 1997, until the hiring of Dr.
                                         Blissenbach. Prior to Chronimed, Mr.
                                         Taylor held various management positions
                                         in companies whose principal activities
                                         were manufacturing, distribution and
                                         international trade. Mr. Taylor is a
                                         director of Orphan Medical, Inc., a
                                         pharmaceutical development company and
                                         formerly a division of the Company. He
                                         is a director of the Whittier/Scripps
                                         Institute, a non-profit organization
                                         dedicated to research, education and
                                         patient care in the field of diabetes.
                                         He is also a director of the Minnesota
                                         Zoological Garden, a public-private
                                         partnership established by the Minnesota
                                         legislature.

   Henry F. Blissenbach,          55    Dr. Blissenbach has served as President and          67,000             *
   Pharm.D.                             Chief Operating Officer of the Company since
   DIRECTOR, PRESIDENT AND              May 1997. He became a director of the Company
   CHIEF OPERATING OFFICER              in September 1995. From 1992 to 1997, he
                                        served as President of Diversified
                                        Pharmaceutical Services, Inc. (DPS), a
                                        subsidiary of SmithKline Beecham Corp. DPS is
                                        a pharmacy benefit management firm. Prior to
                                        1992, he served as DPS's Vice President for
                                        Pharmacy Programs for United Health Care
                                        Corporation. Dr. Blissenbach is a Clinical
                                        Assistant Professor at the College of
                                        Pharmacy at the University of Minnesota. Dr.
                                        Blissenbach also serves as a director of
                                        Ligand Pharmaceuticals Inc., a biomedical
                                        development company.



                                                                                          Number of
                                                                                       Shares of Common
                                                                                         Stock Owned
             Name and                                                                 Beneficially as of    Percent
    Positions with the Company    Age              Principal Occupation               August 29, 1997(1)    of Class
    --------------------------    ---              --------------------               ------------------    --------

   John Howell Bullion            45    Mr. Bullion is a co-founder of the Company          228,125           1.9%
   DIRECTOR                             and has served as a director since 1985. He
                                        has been Chief Executive Officer and a
                                        director of Orphan Medical, Inc. since its
                                        formation in June 1994. Since September 1993,
                                        Mr. Bullion has also served as President of
                                        Bluestem Partners, Ltd., which invests in and
                                        provides management services to developing
                                        businesses. From March 1992 to July 1993, he
                                        was President of Dahl & Associates, Inc., an
                                        environmental soil and ground water
                                        remediation company. Prior to joining Dahl &
                                        Associates, he served for one year as
                                        President of Concurrent Knowledge Systems,
                                        Inc., a software development company.

   Donnell D. Etzwiler, M.D.      70    Dr. Etzwiler has served as a director of the        121,350           1.0%
   DIRECTOR                             Company since its inception in 1985. He
                                        founded in 1967 and, until 1996, served as
                                        the President of the International Diabetes
                                        Center, which was a co-founding organization
                                        of the Company. The International Diabetes
                                        Center is a division of the Institute of
                                        Research Education (IRE). IRE is a division
                                        of Health Services Minnesota (HSM). Dr.
                                        Etzwiler is also a director of HSM. Since
                                        1969, he has served as a Clinical Professor
                                        of the Department of Pediatrics at the
                                        University of Minnesota School of Medicine.



                                                                                          Number of
                                                                                       Shares of Common
                                                                                         Stock Owned
             Name and                                                                 Beneficially as of    Percent
    Positions with the Company    Age              Principal Occupation               August 29, 1997(1)    of Class
    --------------------------    ---              --------------------               ------------------    --------

   Charles V. Owens, Jr.          70    Mr. Owens has served as a director of the            51,185             *
   DIRECTOR                             Company since 1991. Since 1988, Mr. Owens has
                                        served as a consultant to several medical
                                        device and diagnostic firms in the United
                                        States and Japan. From 1985 to 1988, he was
                                        Chief Executive Officer of Genesis Labs,
                                        Inc., a diagnostics manufacturing company.
                                        Before his employment with Genesis Labs,
                                        Inc., Mr. Owens was an executive officer with
                                        various medical device companies, including
                                        Miles Laboratories, Inc. Mr. Owens is a past
                                        director of St. Jude Medical, Inc., a medical
                                        device company, and is a director of Genesis
                                        Labs, Inc.

   Lawrence C. Weaver, Ph.D.,     73    Dr. Weaver has served as a director of the          105,150             *
   D. Sc. (Hon.)                        Company since December 1991. He has been Dean
   DIRECTOR                             and Professor Emeritus at the University of
                                        Minnesota since 1989. From 1966 through 1984,
                                        he served as Dean of the College of Pharmacy
                                        at the University of Minnesota. From 1984
                                        through 1989, he was Vice President of the
                                        Pharmaceutical Manufacturers Association. Dr.
                                        Weaver also currently serves as a director of
                                        Orphan Medical, Inc.

-------------------
*Less than 1%

(1) Includes the following options exercisable within 60 days to acquire shares of Common Stock: Mr. Taylor, 168,400; Dr. Blissenbach, 65,000; Mr. Bullion, 75,000; Dr. Etzwiler, 45,000; Mr. Owens, 15,000; and Dr. Weaver, 45,000. For each of Messrs. Taylor, Bullion and Owens and Drs. Blissenbach, Etzwiler, and Weaver , these options exercisable within 60 days include 15,000 shares under the 1994 Stock Option Plan for Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Messrs. Bullion, Owens and Dr. Weaver are the current members of the Audit Committee of the Board of Directors. Dr. Blissenbach relinquished his Audit Committee membership in May, 1997, upon his appointment as President and Chief Operating Officer of the Company. During fiscal 1997, this Committee met five times. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial control practices of the Company. The Committee has general responsibility for review with management of the financial controls, accounting, and audit and reporting activities of the Company. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees, and results of their audit, and reviews their management comment letters.

         Mr. Owens and Drs. Etzwiler and Weaver are the current members of the Compensation Committee, which oversees compensation for directors, officers and key employees of the Company. During fiscal 1997, the Compensation Committee met four times.

         During fiscal 1997, the Board of Directors met eight times, including three telephone board meetings. Each director attended 75% or more of the meetings of the Board of Directors and its committees on which he served during the times of his appointment. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

         For fiscal 1997, directors who were not employees of the Company received an annual retainer of $18,000 plus fees of $800 for each board meeting attended in person; $400 for each telephone board meeting attended; and $500 for each committee meeting attended whether in person or by telephone. Committee chairmen received an additional $200 per meeting. In fiscal 1997, directors were also reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

         Pursuant to the Company's 1994 Stock Option Plan for Directors, each director automatically receives an option to purchase 30,000 shares on the date of the director's initial election to the Board of Directors. Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option vests on the seventh anniversary of the date of grant unless vesting is accelerated. The option will vest as to 5,000 shares if the Company's share price becomes 20 percent greater than the exercise price on or before the third anniversary of the grant. The option will vest as to an additional 10,000 shares if the price per share becomes 60 percent greater than the exercise price on or before the fourth anniversary of the grant. The option will vest as to the final 15,000 shares if the price per share becomes 100 percent greater than the exercise price on or before the fifth anniversary of the grant. Acceleration requires the maintenance of share-price benchmarks for at least five trading days during any consecutive 30-day period. Further, these options may become immediately exercisable upon certain change-in-control events as described in the Company's 1994 Stock Option Plan for Directors. The options expire ten years after date of grant.

         Based on the above-noted terms and the price of the Company's Common Stock during fiscal 1997, 15,000 shares of the total 30,000 shares have vested for each of the participating directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors of the Company consists of three non-employee directors. Mr. Owens is the committee chair, and Drs. Etzwiler and Weaver are the other members. Mr. Owens and Dr. Weaver also act as a stock option subcommittee of the Board.

         Mr. Taylor, Mr. Bullion, and Dr. Weaver, in addition to being directors of the Company, are also directors of Orphan Medical, Inc. (OMI). The Company incorporated OMI in June 1994 to engage in the development of pharmaceutical products. The Company subsequently declared a dividend of all of the OMI Common Stock to Company shareholders. Mr. Taylor serves on the Compensation Committee of the Board of OMI. Mr. Taylor and Mr. Bullion are the Chief Executive Officers of the Company and OMI, respectively. William B. Adams, Chairman of OMI, was Chairman of the Company from 1985 to June 1994, and Bertram A. Spilker, Ph.D., M.D., President of OMI, was Vice President of the Company from January 1993 to July 1994. See "Certain Transactions" for a description of continuing business arrangements between the Company and OMI.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         COMPENSATION COMMITTEE CHARTER. The purpose of the Compensation Committee of the Board of Directors is to oversee compensation of directors, officers, and key employees of the Company. The Committee's policy is to insure that compensation programs contribute directly to the success of the Company, including enhanced share value. The Company's Compensation Committee comprises three outside directors.

         EXECUTIVE COMPENSATION POLICIES AND PROGRAMS. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder investment by achieving strategic Company goals. There are three basic components to the Company's executive compensation program: base pay, annual incentive bonus, and long-term, equity-based incentive compensation in the form of stock options. Each component is established in light of Company and individual performance, compensation levels at comparable companies, equity among employees, and cost effectiveness. In addition, employees are eligible to participate in the Company's 401(k) plan and certain insurance plans. With the exception of Maurice R. Taylor, II, Chairman of the Board of Directors and Chief Executive Officer of the Company, employees are also eligible to participate in the Company's Employee Stock Purchase Plan.

                  BASE PAY. Base pay is designed to be competitive as compared to salary levels for equivalent positions at comparable companies. An executive's actual salary within this competitive framework will depend on the individual's performance, responsibilities, experience, leadership, and potential future contribution. Base pay is determined in a way that allows a significant percentage of compensation to be earned through incentive programs. The more senior the executive, the larger the percentage of compensation payable through incentive programs.

                  ANNUAL INCENTIVE BONUS. In addition to base pay, each executive is eligible to receive an annual cash bonus based on a mix of the Company's and the executive's performance. Performance targets are intended to motivate the Company's executives by providing bonus payments for the achievement of specific financial goals within the Company's business plan. Bonuses were paid to all named executive officers with respect to fiscal 1997 performance.

                  LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION. The long-term, equity-based compensation program is tied directly to shareholder return. Long-term incentive compensation consists of stock options that generally do not fully vest until after five years and are exercisable only if an executive is then an employee of the Company. Stock options are awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, an executive is rewarded only if Company shareholders receive the benefit of appreciation in the price of the Common Stock. Because long-term options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of periodic option grants is a function of the breadth of an executive's scope of accountability, recent performance as determined by the Committee, and other factors.

                  SAVINGS AND INVESTMENT PLAN; BENEFITS. The Company maintains a 401(k) Savings Plan ("Savings Plan"), which is funded by elective salary deferrals by employees. The Savings Plan covers executive officers and substantially all employees meeting minimum eligibility requirements. The Savings Plan requires that the Company match up to 40% of the first 5% of an employee's pay and provides for additional discretionary contributions by the Company. Through June 27, 1997, the Company had not made any additional discretionary contributions to the Savings Plan. In addition, the Company provides medical and other miscellaneous benefits, including a diagnostic services plan that provides significant coverage for annual physicals. These benefits are generally available to Company employees with the exception of the diagnostic services plan.

         ANNUAL REVIEWS. Each year the Committee reviews its executive compensation policies and programs and determines what changes, if any, are appropriate for the following year. In addition, the Committee reviews the performance of the Chief Executive Officer and, with the assistance of the Chief Executive Officer, the individual performance of the other executive officers. The Committee makes recommendations to the Board of Directors for final approval of all material compensation matters.

         CHIEF EXECUTIVE OFFICER. Pursuant to the terms of Mr. Taylor's three-year employment agreement with the Company, dated April 22, 1996, he received a base salary of $260,000 in fiscal 1996, a base salary of $290,000 in fiscal 1997, and will receive a base salary of $304,500 in fiscal 1998. Base salaries were determined at the time of entering into the employment agreement, when the Committee considered compensation programs of comparable companies, Mr. Taylor's individual performance and salary history, and the Company's historical and planned performance. For fiscal 1997, Mr. Taylor earned a bonus of $50,000 in recognition of his and Chronimed's performance against criteria established by the Compensation Committee of the Board of Directors at the beginning of the year. In fiscal 1997, Mr. Taylor was granted options to purchase up to 49,000 shares of Common Stock at $20.00 per share under the Company's 1986 Stock Option Plan. He was also granted options to purchase up to 174,000 shares of Common Stock under the Company's 1997 Stock Option Plan, of which 21,000 were at $14.625 per share and 153,000 were at $7.5625. These options are designed to encourage Mr. Taylor to enhance the future value of the Company and, hence, the price of the Common Stock and the investment of shareholders. Deferred vesting also creates an incentive for Mr. Taylor to remain with the Company.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The majority of the options available for grant under the Company's stock option plans will comply with Section 162(m), so that compensation resulting from these stock options will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Compensation Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

Members of the Compensation Committee:   Charles V. Owens, Jr., Chairman
                                         Donnell D. Etzwiler, M.D.
                                         Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)

SUMMARY COMPENSATION TABLE

              The following table sets forth the compensation paid for the Company's fiscal year ended June 27, 1997, and for fiscal 1996 and 1995, to the Company's Chairman of the Board of Directors and Chief Executive Officer, and the five other most highly paid executive officers (collectively, "named executive officers").

                                                                                             Long-Term
                                                                                        Compensation Awards
                                                                                        -------------------
                                                                 Annual Compensation         Securities
                                                               -----------------------       Underlying        All Other
    Name and Principal Position               Fiscal Year      Salary($)   Bonus($)(1)       Options (#)    Compensation(8)
    ---------------------------               -----------      ---------   -----------       -----------    ---------------
    Maurice R. Taylor, II(2)                     1997          $290,000     $ 50,000           223,000          $4,100
    CHAIRMAN OF THE BOARD AND                    1996           260,000      200,000            84,000           4,400
    CHIEF EXECUTIVE OFFICER. . . . . . .         1995           210,000            -           250,000               -

    Henry F. Blissenbach(3)                      1997            33,300            -           129,000               -
    PRESIDENT AND CHIEF OPERATING                1996                 -            -                 -               -
    OFFICER . . . . . . . . . . . . . .          1995                 -            -                 -               -

    Norman A. Cocke(4)                           1997           164,300       32,000            62,700           4,100
    SENIOR VICE PRESIDENT, CHIEF                 1996           155,000       90,000            25,000           3,500
    FINANCIAL OFFICER AND SECRETARY. . .         1995            49,900       14,800           110,000               -

    Steven A. Crees(5)                           1997           149,000       32,000            56,600           3,500
    SENIOR VICE PRESIDENT . . . . . . .          1996           130,000      100,000            22,000           2,000
                                                 1995           115,000        7,000            50,000               -

    Patrick L. Taffe(6)                          1997           112,800       20,500            60,000               -
    VICE PRESIDENT . . . . . . . . . . .         1996                 -            -                 -               -
                                                 1995                 -            -                 -               -

    Perry L. Anderson(7)                         1997           110,000       15,000            51,725           2,100
    VICE PRESIDENT . . . . . . . . . . .         1996                 -            -                 -               -
                                                 1995                 -            -                 -               -

-----------------------------
(1) Bonus amounts were earned for the fiscal year shown but paid in the next fiscal year.

(2) Mr. Taylor received no additional cash compensation for service as a director.

(3) Dr. Blissenbach was hired as President and Chief Operating Officer in May 1997. He was not a participant in the fiscal 1997 bonus plan. Prior to his hire date in May 1997, Dr. Blissenbach received $26,800 for his services as director in Fiscal 1997. Going forward, Dr. Blissenbach will receive no additional cash compensation for services as a director.

(4)      Mr. Cocke was hired as Senior Vice President in February 1995.

(5)      Mr. Crees was promoted to Senior Vice President in July 1994.

(6)      Mr. Taffe was hired as Vice President in July 1996.

(7) Mr. Anderson was hired July 1996 and was promoted to Vice President in July 1997.

(8) All other compensation consists of Company 401(k) contribution matches and long-term disability insurance paid on behalf of the officers (discontinued in fiscal 1997).

STOCK OPTIONS

         The following tables summarize stock option grants and exercises during fiscal 1997 to or by the named executive officers and the value of all options held by the named executive officers at June 27, 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                      Individual Grants
                                 -------------------------------------------------------
                                 Number of       Percent of
                                 Securities         Total                                     Potential Realizable Value at
                                 Underlying        Options       Exercise                     Assumed Annual Rates of Stock
                                  Options        Granted to       Price       Expiration             Appreciation For
Name                             Granted(1)       Employees     ($/Share)        Date                  Option Term
----                             ----------       ---------     ---------     ----------      -----------------------------

                                                                                                    5%            10%
                                                                                              -----------------------------
Maurice R. Taylor, II              49,000                         20.000       6/30/03          $398,958       $929,743
                                   21,000                         14.625      11/12/03           125,031        291,375
                                  153,000                          7.563       6/26/04           471,041      1,097,725
                                 --------                                                        -------      ---------
                                  223,000            23.9%                                       995,030      2,318,842

Henry F. Blissenbach (2)           50,000                          8.250       4/30/04           167,929        391,346
                                   79,000                          7.563       6/26/04           243,217        566,799
                                   ------                                                        -------        -------
                                  129,000            13.8%                                       411,146        958,145

Norman A. Cocke                    14,000                         20.000       6/30/03           113,988        265,641
                                    5,700                         14.625      11/12/03            33,937         79,087
                                   43,000                          7.563       6/26/04           132,384        308,511
                                   ------                                                        -------        -------
                                   62,700             6.7%                                       280,309        653,239

Steven A. Crees                    11,600                         20.000       6/30/03            94,447        220,102
                                    5,000                         14.625      11/12/03            29,769         69,375
                                   40,000                          7.563       6/26/04           123,148        286,987
                                   ------                                                        -------        -------
                                   56,600             6.1%                                       247,364        576,464

Patrick L. Taffe                   20,000                         18.375        7/7/03           149,609        348,654
                                   40,000                          7.563       6/26/04           123,148        286,987
                                   ------                                                        -------        -------
                                   60,000             6.4%                                       272,757        635,640

Perry L. Anderson                  15,000                         20.000       6/30/03           122,130        284,615
                                   10,725                          8.000       4/21/04            34,929         81,400
                                   26,000                          7.563       6/26/04            80,046        186,541
                                   ------                                                         ------        -------
                                   51,725             5.5%                                       237,105        552,557

-----------------------------

 (1) The options were granted under the Company's 1986, 1994 and 1997 Stock Option Plans. These options vest with respect to 20% of such shares on the first year anniversary date and become exercisable with respect to an additional 20% of the shares on each of the next four anniversary dates. The options may become immediately exercisable upon certain change-in-control events as described in the Company's 1986, 1994 and 1997 Stock Option Plans.

(2) Pursuant to the terms of his employment agreement, Dr. Blissenbach received 50,000 options to purchase Chronimed shares which were immediately vested as of the 5/1/97 grant date.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND OPTION VALUES AT JUNE 27, 1997

                                                                       Number of
                                                                       Securities
                                                                       Underlying          Value of Unexercised
                                                                   Unexercised Options    In-The-Money Options(2)
                                                                    at June 27, 1997          at June 27, 1997
                                                                   -------------------    -----------------------
                                          Shares       Value
                                       Acquired on    Realized        Exercisable/             Exercisable/
Name                                   Exercise(#)     ($)(1)       Unexercisable(#)         Unexercisable($)
                                      ------------    ---------    -------------------    -----------------------
Maurice R. Taylor, II . . . . . . .      147,500      1,591,776     141,800/415,200                  0/0
Henry F. Blissenbach  . . . . . . .            0              0       65,000/99,000                  0/0
Norman A. Cocke . . . . . . . . . .            0              0      61,791/124,700                  0/0
Steven A. Crees . . . . . . . . . .            0              0      38,800/107,800             35,700/8,925
Patrick L. Taffe  . . . . . . . . .            0              0            0/60,000                  0/0
Perry L. Anderson . . . . . . . . .            0              0            0/51,725                  0/0


-----------------------------

(1) The value realized was determined by multiplying the number of shares exercised by the difference between the exercise price per share and the closing price on the exercise date.

(2) The value of unexercised in-the-money options was determined by multiplying the number of shares subject to such options by the favorable difference between the exercise price per share and $7.5625, the closing price per share on June 27, 1997.

EMPLOYMENT AGREEMENT

         The Company has an employment agreement with Maurice R. Taylor, II, under which he received a base salary of $260,000 in fiscal 1996 and $290,000 in fiscal 1997. Base salary for fiscal 1998 and 1999 is based on corporation and employee performance prior to each year. For fiscal 1998, Mr. Taylor's salary has been set at $304,500. Mr. Taylor's employment agreement expires on June 30, 1999, and includes a non-competition provision for up to two years following termination of employment. Upon a termination without cause, Mr. Taylor is entitled to receive (i) base salary payments for a period of twelve months after such termination at the rate in effect prior to such termination and (ii) a pro rata share of the bonus that would have been payable for the bonus period that includes the termination date and (iii) a pro rata share of other benefits as specified in the contract.

         The Company's stock option plans generally provide that upon the occurrence of certain "acceleration events," the options will become fully vested. An acceleration event occurs (i) when a person, or group of persons acting together, becomes the beneficial owner of 20 percent or more of the Company's outstanding shares; (ii) when a change in a majority of the Board occurs without the approval of at least 60% of the prior Board; or (iii) upon the approval by shareholders of a sale of all or substantially all the assets or of a liquidation or dissolution of the Company.

                          SHAREHOLDER RETURN COMPARISON

         Shown below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Company's Common Stock as against the cumulative total return of the NASDAQ Total Return Index (U.S. Companies) and the NASDAQ Health Services Stock Index for the period June 30, 1992 through June 30, 1997. The graph and table assume the investment of $100 on June 30, 1992, in the Company's Common Stock, the NASDAQ Total Return Index, and the NASDAQ Health Services Stock Index. The cumulative return calculations were performed by CRSP.


                         COMPARISON OF CUMULATIVE RETURN

                                               June 30,     June 30,     June 30,     June 30,     June 30,     June 30,
                                                 1992         1993         1994         1995         1996         1997
                                              ----------   ----------   ----------   ----------   ----------   ----------
|_|  CHRONIMED(1) . . . . . . . . . . . . . .    100.0        147.6        332.1        367.9        546.2        250.8
 *   NASDAQ Total Return Index. . . . . . . .    100.0        125.8        127.0        169.5        217.6        264.6
 +   NASDAQ Health Services Stock Index . . .    100.0        115.4        131.0        142.8        218.5        200.7


-----------------------------

(1) Share prices have been adjusted to reflect a three-for-two stock split in the form of a stock dividend effective as of February 21, 1994.

      OWNERSHIP OF CHRONIMED COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
                               EXECUTIVE OFFICERS

         The following table shows information concerning each person who to the knowledge of the Company was the beneficial owner of more than 5% of the Company's Common Stock and the number of shares of Common Stock beneficially owned by the Company's named executive officers and directors and executive officers as a group, as of August 29, 1997. All persons have sole or joint with spouse voting and investment power with respect to all shares shown as beneficially owned by them.

                                               Amount and Nature        Percent
          Name of Beneficial Owner        of Beneficial Ownership(1)    of Class
          ------------------------        --------------------------    --------

Maurice R. Taylor, II . . . . . . . . .             854,082               6.9%

Henry F. Blissenbach  . . . . . . . . .              67,000                *

Norman A. Cocke . . . . . . . . . . . .              94,800                *

Steven A. Crees . . . . . . . . . . . .              82,544                *

Patrick L. Taffe  . . . . . . . . . . .               4,481                *

Perry L. Anderson . . . . . . . . . . .               4,028                *

All directors and executive officers              1,612,745              13.1%
 as a group (10 persons). . . . . . . .


-----------------------------

* Less than 1%

(1) Includes the following options exercisable within 60 days to acquire shares of Common Stock: Mr. Taylor, 168,400; Mr. Anderson, 3,000; Dr. Blissenbach, 65,000; Mr. Cocke, 69,591; Mr. Crees, 55,520; Mr. Taffe, 4,000; and all directors and executive officers as a group, 545,511.


                             SECTION 16(a) REPORTING

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and certain shareholders to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1997, all
Section 16(a) filing requirements were met.

                              CERTAIN TRANSACTIONS

ORPHAN MEDICAL, INC.

         The Company incorporated Orphan Medical, Inc. (OMI) in July 1994 and on July 2, 1994, declared a dividend of all of the OMI Common Stock to Company shareholders. Maurice R. Taylor, II, John Howell Bullion, and Dr. Lawrence C. Weaver, directors of the Company, are also directors of OMI. Mr. Taylor and Mr. Bullion are the Chief Executive Officers of the Company and OMI, respectively. The following is a brief summary of the material continuing arrangements between the Company and OMI. Although the Company believes these arrangements with OMI are on commercially reasonable terms, they were not the product of arms-length negotiations.

         In June 1994, the Company initially retained the rights to market and distribute in the United States and its territories those products being developed by OMI at the time of the spin-off. The products under development are for "orphan" drug populations where the population in the United States expected to benefit from the drug is limited. Chronimed has determined that two of the products for which it had initial rights, Elliotts B(TM) solution and Antizol-Vet(TM), the first of which has received FDA approval and the second of which has an application for FDA approval, can be more effectively distributed by a hospital distribution company and a distributor of veterinary products, respectively. OMI has, therefore, agreed to pay Chronimed a royalty in consideration for releasing OMI from the provision in the Marketing and Distribution Agreement which had granted Chronimed exclusive domestic distribution rights with respect to these two products. Further, as of June 27, 1997, Chronimed sold its remaining rights to market and distribute orphan drugs back to OMI (see Related Party Transactions noted below). Thus, the Marketing and Distribution Agreement between Chronimed and OMI has been terminated effective June 27, 1997, along with certain other agreements that secured OMI's obligations under the marketing agreement.

         Under the marketing agreement, OMI had the right to designate one individual to hold a seat on the Company's Board of Directors, or alternatively, to have a representative present at all Company Board meetings. The Company had the right to designate two directors on OMI's Board or, alternatively, the right to have a representative attend all of OMI's Board meetings. With the termination of the marketing agreement effective June 27, 1997, these rights no longer exist. Going forward, Chronimed intends to have Mr. Bullion continue to serve on its Board.

RELATED PARTY TRANSACTIONS

         On April 9, 1997, the Company entered into a guarantee of indebtedness of Mr. Maurice R. Taylor, II, Chronimed's Chairman and Chief Executive Officer. Such indebtedness permitted Mr. Taylor to continue to hold large amounts of Company stock. There was $537,000 of indebtedness under the guarantee as of August 26, 1997. The Company is charging Mr. Taylor an arm's-length guarantee fee.

         On June 27, 1997, the Company entered into an agreement to sell its exclusive rights to market and distribute certain Orphan Medical, Inc. products back to Orphan Medical for cash, royalties, and Orphan Medical stock totaling $2.5 million. The Company has estimated the net present value of these payments to be $1.7 million, and as such has recorded $1.7 million as Other Income in its 1997 financial statements. Orphan Medical, Inc. was created in July 1994 as a spin-off from Chronimed Inc.

DIVERSIFIED PHARMACEUTICAL SERVICES, INC.

         The Company currently has a non-exclusive contract with Diversified Pharmaceutical Services, Inc. (DPS) to provide oral and self-injectable pharmaceuticals to patients who have had organ transplants or who have certain other chronic conditions. Henry F. Blissenbach, Pharm.D., President and Chief Operating Officer of the Company, was President of DPS, ending April, 1997.

                 PROPOSAL 4: APPOINTMENT OF INDEPENDENT AUDITORS

         Based on the recommendation of the Audit Committee, the Board of Directors has unanimously voted to retain Ernst & Young LLP to serve as independent auditors for the Company for fiscal year 1998 and is submitting its appointment of such firm to the shareholders for ratification. Ernst & Young LLP has served as the Company's independent auditors since the Company's inception. If the appointment is not ratified, the Board of Directors will reconsider its selection. Ernst & Young LLP will have a representative at the meeting who will have an opportunity to make a statement if he or she so desires and who will be available to answer appropriate questions. The affirmative vote of a majority of the voting power of the shares of Common Stock, present or represented at the meeting and entitled to vote on Proposal 4, is required to approve Proposal 4. Unless otherwise instructed, shares represented by proxy will be voted for ratification of the appointment of Ernst & Young LLP.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.


                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the 1998 Annual Meeting of Shareholders must be received at the Company's offices no later than June 18, 1998.


                                ANNUAL REPORT AND
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report to Shareholders for fiscal year 1997 is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. The Company's Annual Report to Shareholders for fiscal year 1997 and its Annual Report on Form 10-K for fiscal year 1997 are incorporated by reference herein.

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for fiscal year 1997, as filed with the Securities and Exchange Commission, including financial statements and schedules. Requests for copies of such Annual Report on Form 10-K should be directed to Investor Relations at the address below.

         Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                                  OTHER MATTERS

         Please vote, sign and return promptly the enclosed proxy in the envelope provided. The signing of a proxy will not prevent you from attending the meeting and voting in person.

                                               BY ORDER OF THE BOARD OF
                                               DIRECTORS


                                               Norman A. Cocke
                                               SENIOR VICE PRESIDENT,
                                               CHIEF FINANCIAL OFFICER
                                               AND SECRETARY

Chronimed Inc.
13911 Ridgedale Drive
Minnetonka, MN 55305

October 17, 1997

                                   APPENDIX A
                           PROPOSED AMENDMENTS TO THE
                   ARTICLES OF INCORPORATION OF CHRONIMED INC.

1. The first sentence of Article III is deleted in its entirety and replaced with the following:

                  The total number of shares of all classes of stock that this corporation shall be authorized to issue is Forty-five Million (45,000,000) shares, divided into the following: (i) Five Million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share; and (ii) Forty Million (40,000,000) shares of Common Stock, of the par value of $.01 per share.

2. The first sentence of Article VI is deleted in its entirety and the remainder of Article VI is renumbered as Article VII.

3. Article VI is added to the Articles of Incorporation as follows:

                                   ARTICLE VI

                  (a) The Board of Directors of this corporation shall consist of four directors or such greater number of directors as shall be fixed in the manner provided in the By-Laws of this corporation; provided, however, that if the holders of any class or series of Preferred Stock, voting as a separate class or series, have the right to elect director(s) and such right is in effect, the number of directors shall be increased by the number of directors that such holders may so elect and upon termination of such right the number of directors shall be decreased by the number of directors equal to such previous increase.

                  (b) The directors (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) shall be divided into three classes (Class I, Class II and Class III), with the number of directors in each class as nearly equal as reasonably possible. The initial terms of office for the Class I, Class II and Class III directors shall be as follows:

                           (i) Class I directors shall be elected to serve until
                  the conclusion of the 1998 Annual Meeting of Shareholders,

                           (ii) Class II directors shall be elected to serve
                  until the conclusion of the 1999 Annual Meeting of Shareholders, and

                           (iii) Class III directors shall be elected to serve
                  until the conclusion of the 2000 Annual Meeting of Shareholders,

         and until such director's successor shall have been duly elected and qualified. Commencing with the 1998 Annual Meeting of Shareholders and continuing at each annual meeting of shareholders thereafter, a director (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) elected to succeed a director whose term has expired shall be elected to serve until the conclusion of the third succeeding annual meeting of shareholders from the date of such director's election and until such director's successor shall have been duly elected and qualified.

                  (c) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of authorized directors or eliminated directorships resulting from any decrease in the number of authorized directors shall be apportioned by the Board of Directors among the Class I, Class II and Class III directors to keep the number of directors in each such class as nearly equal as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director except upon compliance with the provisions of sections (e) or
         (f) of this Article VI. Vacancies on the Board of Directors created by any increase in the number of authorized directors may be filled by the affirmative vote of a majority of the directors then holding office. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of the class of directors to which such director has been elected expires and until such director's successor shall have been duly elected and qualified.

                  (d) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal pursuant to sections (e) and (f) of this
         Article VI, or other cause (other than a vacancy due to an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then holding office, though less than a quorum. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of such director's predecessor expires and until such director's successor shall have been duly elected and qualified.

                  (e) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the shareholders may remove a director, at any time, with or without cause, but only if such removal is approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of this corporation entitled to vote on such removal.

                  (f) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the Board of Directors of this corporation, by the affirmative vote of a majority of the directors then holding office, (i) may remove a director, at any time, with or without cause, pursuant to the terms and provisions of Minnesota Statutes, Section 302A.223, subdivision 2 (or similar provision of future law) or (ii) may remove a director, at any time, but only if such removal is for cause (as defined below), regardless of whether (a) such director was appointed by the Board of Directors to fill a vacancy on the Board of Directors and the shareholders have elected any directors in the interval between the time of appointment to fill such vacancy and the time of the removal or (b) such director was elected by the shareholders. For purposes of this section (f), "cause" shall mean (1) misconduct as a director of this corporation or any subsidiary of this corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets or (2) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect this corporation).

4. Article VII is renumbered as Article VIII.

5. Article VI is added to the Articles of Incorporation as follows:

                                   ARTICLE IX

                  No amendment, addition, alteration, change or repeal of the Articles of Incorporation of this corporation shall be made unless such amendment, addition, alteration, change or repeal is approved pursuant to Minnesota Statutes, Section 302A.437 (or similar provision of future law) unless a different vote is required by law. Notwithstanding the foregoing sentence, any other provision of these Restated Articles of Incorporation of this corporation, the By-Laws of this corporation, or any provision of law which might otherwise permit a lesser vote or no vote, no amendment, addition, alteration, change or repeal of this
         Article IX or Article VI of these Restated Articles of Incorporation, after which this corporation is to continue in existence, shall be made unless such amendment, addition, alteration, change or repeal is approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock entitled to vote on such amendment, addition, alteration, change or repeal.

                                   APPENDIX B
                           PROPOSED AMENDMENTS TO THE
                           BY-LAWS OF CHRONIMED INC.

1. Article III, Section 2 is deleted in its entirety and replaced with the following:

         Section 2. Number, Tenure and Qualification.

                  (a) The Board of Directors of this corporation shall consist of four directors, subject to increase by the Board of Directors or decrease by the Board of Directors to no fewer than four directors; provided, however, that if the holders of any class or series of Preferred Stock, voting as a separate class or series, have the right to elect director(s) and such right is in effect, the number of directors shall be increased by the number of directors that such holders may so elect and upon termination of such right the number of directors shall be decreased by the number of directors equal to such previous increase. No decrease in the number of directors pursuant to this section shall effect the removal of any director then in office except upon compliance with the provisions of these By-Laws and the Articles of Incorporation. Directors shall be natural persons but need not be shareholders.

                  (b) The directors (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) shall be divided into three classes (Class I, Class II and Class III), with the number of directors in each class as nearly equal as reasonably possible. The initial terms of office for the Class I, Class II and Class III directors shall be as follows:

                           (i) Class I directors shall be elected to serve until
                  the conclusion of the 1998 Annual Meeting of Shareholders,

                           (ii) Class II directors shall be elected to serve
                  until the conclusion of the 1999 Annual Meeting of Shareholders, and

                           (iii) Class III directors shall be elected to serve
                  until the conclusion of the 2000 Annual Meeting of Shareholders,

         and until such director's successor shall have been duly elected and qualified. Commencing with the 1998 Annual Meeting of Shareholders and continuing at each annual meeting of shareholders thereafter, a director (other than those directors who may be elected by the holders of any class or series of Preferred Stock voting as a separate class or series) elected to succeed a director whose term has expired shall be elected to serve until the conclusion of the third succeeding annual meeting of shareholders from the date of such director's election and until such director's successor shall have been duly elected and qualified.

2. Article III, Section 6 is deleted in its entirety and replaced with the following:

         Section 6. Vacancies and Newly Created Directorships.

                  (a) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of authorized directors or eliminated directorships resulting from any decrease in the number of authorized directors shall be apportioned by the Board of Directors among the Class I, Class II and Class III directors to keep the number of directors in each such class as nearly equal as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director except upon compliance with the provisions of sections 7(a) or 7(b) of this Article III and the Articles of

         Incorporation. Vacancies on the Board of Directors created by any increase in the number of authorized directors may be filled by the affirmative vote of a majority of the directors then holding office. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of the class of directors to which such director has been elected expires and until such director's successor shall have been duly elected and qualified.

                  (b) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal pursuant to sections 7(a) and 7(b) of this
         Article III and the Articles of Incorporation, or other cause (other than a vacancy due to an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then holding office, though less than a quorum. A director so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which the term of office of such director's predecessor expires and until such director's successor shall have been duly elected and qualified.

3. Article III, Section 7 is deleted in its entirety and replaced with the following:

         Section 7. Removal of Directors.

                  (a) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the shareholders may remove a director, at any time, with or without cause, but only if such removal is approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of this corporation entitled to vote on such removal.

                  (b) Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the Board of Directors of this corporation, by the affirmative vote of a majority of the directors then holding office, (i) may remove a director, at any time, with or without cause, pursuant to the terms and provisions of Minnesota Statutes, Section 302A.223, subdivision 2 (or similar provision of future law) or (ii) may remove a director, at any time, but only if such removal is for cause (as defined below), regardless of whether (a) such director was appointed by the Board of Directors to fill a vacancy on the Board of Directors and the shareholders have elected any directors in the interval between the time of appointment to fill such vacancy and the time of the removal or (b) such director was elected by the shareholders. For purposes of this section (b), "cause" shall mean (1) misconduct as a director of this corporation or any subsidiary of this corporation which involves dishonesty with respect to a substantial or material corporate activity or corporate assets or (2) conviction of an offense punishable by one (1) or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect this corporation).

4. Article VII, Section 4 is deleted in its entirety and replaced with the following:

         Section 4. Amendments.

                  (a) Except as limited by the Articles of Incorporation or
         section 4(b) of this Article VII, these By-laws may be amended, added to, altered, changed or repealed by the Board of Directors at any meeting of directors to the full extent permitted by law, subject, however, to the power of the shareholders of this corporation to amend, add to, alter, change or repeal such By-Laws.

                  (b) No amendment, addition, alteration, change or repeal of sections 2, 6 or 7 of Article III of these By-Laws, after which this corporation is to continue in existence, shall be made unless such amendment, addition, alteration, change or repeal is approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock entitled to vote on such amendment, addition, alteration, change or repeal.

                                     PROXY
[LOGO] CHRONIMED
            INC.
---------------------
13911 Ridgedale Drive
Minnetonka, MN 55305


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                  VOTE IN FAVOR OF PROPOSALS 1, 2, 3, 4, AND 5

     The undersigned, having duly received the Notice of Annual Meeting and the Proxy Statement dated October 17, 1996, hereby appoints the Chairman and Chief Executive Officer, Maurice R. Taylor, II, and the Senior Vice
President, Chief Financial Officer and Secretary, Norman A. Cocke, as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of Chronimed Inc. held of record by the undersigned on October 6, 1997, at the Annual Meeting of Shareholders to be held on Wednesday, December 3, 1997, at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, at 3:30 p.m. Central Standard Time, and at any adjournment thereof.

1. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK OF THE COMPANY FROM 25 MILLION TO 45 MILLION SHARES.

                                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS TO CLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY AND MODIFY THE REMOVAL REQUIREMENTS FOR DIRECTORS.

                                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3.   PROPOSAL TO ELECT SIX DIRECTORS FOR TERMS OF ONE TO THREE YEARS.

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary       to vote for all nominees listed
          below)                                 below:

        CLASS I                    CLASS II                    CLASS III
(ONE YEAR INITIAL TERM)     (TWO YEAR INITIAL TERM)    (THREE YEAR INITIAL TERM)
-----------------------     -----------------------    -------------------------
  Donnell D. Etzwiler        Henry F. Blissenbach         John Howell Bullion
   Lawrence C. Weaver          Charles V. Owens          Maurice R. Taylor, II

     INSTRUCTION: To withhold authority to vote for an individual nominee or nominees, write the person's name on the line below.

--------------------------------------------------------------------------------

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

                                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN


                            (CONTINUED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES TO THE BOARD LISTED IN PROPOSAL 3 AND FOR PROPOSALS 1, 2, AND 4.

         Please sign exactly as the name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                        ________________________________________
                                                      (Signature)


                                        ________________________________________
                                               (Signature if held jointly)



                                        Dated: ___________________________, 1997


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED BUSINESS REPLY ENVELOPE.